Exhibit 10.1

AMENDMENT NO. 2 TO

COLOR STAR TECHNOLOGY CO., LTD.

2019 EQUITY INCENTIVE PLAN

Color Star Technology Co., Ltd. (the “Company”) previously approved and adopted the Amendment No. 1 to the 2019 Equity Incentive Plan (the “Plan”) to encourage the Plan’s participants to acquire and hold shares in the Company as an added incentive to remain with the Company and increase their efforts in promoting the interests of the Company, and to enable the Company to attract and retain capable individuals. By this Amendment No.2, the Company desires to amend the Plan to increase the number of shares available under the Plan.

1. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

2. The effective date of this Amendment to the Plan shall be November 18, 2020, upon the shareholders’ approval.

3. Section 5(b) of the Plan is amended and restated in its entirety as follows:

5. Grant of Awards; Shares Subject to this Plan; Limitations.

(b) Subject to Section 3, Section 11 and Section 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate of Six Million Five Hundred and Thirty Six Thousand (6,536,000) Ordinary Shares. Each Ordinary Share subject to an Option or a Share Appreciation Right will reduce the number of Ordinary Shares available for issuance by one share, and each Ordinary Share underlying an Award of Restricted Share, Restricted Share Units, Share Bonus Awards and Performance Compensation Awards will reduce the number of Ordinary Shares available for issuance by one share.

4. This Amendment No.2 shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed by its duly authorized representative on this October 22, 2020.

Color Star Technology Co., Ltd.

By:	/s/ Biao Lu
Name:	Biao Lu
Title:	Chief Executive Officer